Exhibit 99.1

David Buckley	Dennis Shogren	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8889	(951) 943-8800	(310) 208-2550

MODTECH HOLDINGS INC.

REPORTS FOURTH-QUARTER, TWELVE-MONTH 2004 RESULTS

Quarterly Sales Rise, Losses Narrow

Perris, Calif.—March 30, 2005—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for fourth quarter and twelve months ended December 31, 2004.

Revenues for the quarter rose to $46.7 million from $23.1 million in fourth-quarter 2003 due primarily to higher sales in California and Florida, a focus on new markets, and the restoration of key customer relationships. Cost of sales were $44.2 million, versus $26.2 million last year. The additional increases in costs were due to the corresponding increase in revenues, adjustments on underbid jobs, and write-downs for project overruns and obsolete inventory. Gross profit for the quarter was $2.5 million compared to a loss of $3.1 million in fourth-quarter 2003. This improvement was primarily due to the renegotiation of several major projects, and the increase of more profitable, quick turnaround projects in Florida, Arizona, and California non-education.

Sales, general, and administrative (SG&A) expenses were $3.5 million compared to $2.4 million in 2003. The $1.1 million increase was due primarily to Sarbanes Oxley compliance costs, and restructuring costs. Operating loss for the quarter was $1.1 million compared to operating losses of $5.5 million in fourth-quarter 2003. Net loss for the quarter was $1.3 million, or 9 cents per share, compared to a net loss of $3.2 million, or 24 cents per share, for fourth-quarter 2003.

Revenues for the year rose to $186.7 million from $159.9 million in 2003 due primarily to higher sales outside the California classroom market. Cost of sales increased to $183.9 million from $147.9 million from 2003. This $36 million increase in 2004 was primarily due to the increase in sales, restructuring costs, and compliance costs.

SG&A expenses for 2004 rose to $14.5 million from $8.1 million in 2003. Of the $6.4 million increase in 2004, $2.1 million was related to restructuring costs, $1.8 million was related to compliance costs, with the remaining amount due to increases in operations. Operating loss for the year was $11.0 million, compared to operating income of $3.7 million for 2003. Net loss for the year, including a benefit for taxes of $5.1 million, was $7.9 million, or 58 cents per share, compared to net income of $1.5 million, or 11 cents per share, in 2003.

Modtech President and Chief Executive David Buckley commented: “2004 was clearly a year of significant change for Modtech. While we have addressed the major issues facing the company in 2004, there is still a great deal of work to be done to bring costs in line and to improve overall margins. In addition to addressing specific operational issues, we are continuing our efforts to change the Company’s business culture, including a core set of beliefs, and a clear focus on operational efficiency.”

“The key focus for improving operational efficiencies is our launch of a Lean Enterprise initiative. Early indications are very positive to the kinds of changes that can be made to the way we do business. These efforts are clear, fast, and have had an immediate impact on the first areas of concentration, such as the Request for Proposal process. Along with our Lean efforts, we are also moving forward with National supplier agreements, infrastructure improvements, technology improvements, and a strict focus on inventory and cash management. At the end 2004, and into early 2005, we completed our re-financing plans and we now have sufficient capital to support our turnaround and growth strategy.”

“From a top-line perspective, we continue to move toward additional markets that will allow us to limit our reliance on the California education sector. While we will continue to focus on and expand our California education business, we are accelerating our efforts to expand toward additional, new markets where we see stronger sales opportunities and profit potential,” Buckley continued. “For example, in the fourth-quarter, California education sales were 50% of total revenues, compared to 58% for the previous three quarters. This growth outside of California education was partially the result of new sales and marketing efforts, and also partly due to much-improved relationships with former key customers.”

“To further expand and maintain momentum, we have restructured the Company’s operations into regions with General Managers who have full profit and loss accountability” added Buckley. “Consistent with this realignment, the manufacturing operations in Northern California are closing as scheduled on April 4, 2005. One area of recent concern was the record-setting rains which occurred in California in December, January, and February. This rainfall will have little to no impact on attained sales, but the rains did postpone revenue recognition due to the inability to work on-site for more than 4 weeks during this period. We feel this should only marginally affect our outlook for 2005, especially since we were, and still are, expecting continual improvement in revenue and cost lines as the year progresses.”

Modtech Chief Financial Officer Dennis Shogren remarked: “Our efforts to improve cash flow, increase productivity, and increase efficiency are starting to pay off. We are seeing improvements in the areas where we concentrate the bulk of our efforts. We are seeing clear evidence that the Company’s turnaround is moving forward. We will continue to work through each issue while we continue to focus on our goals for 2005”.

During the teleconference scheduled today at 1:30 p.m. Pacific (see information below), Modtech Holdings management will provide further information about the Company’s operations, financial, and business and growth strategies, and outlook.

Teleconference Information:

Any investor or interested individual can listen to management’s teleconference, which is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) today. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.FullDisclosure.com. For those unable to attend, this website will host an archive of the call. A telephone playback will be available for 48 hours beginning at approximately 3:30 p.m. PST today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 5171497.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data next pages]

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Statement of Operations Data:
Net sales	$46,731	$23,143	$186,718	$159,870
Cost of goods sold	44,245	26,207	183,938	147,938

Gross profit	2,486	(3,064)	2,780	11,932
Selling, general and administrative expenses	3,526	2,373	14,495	8,129
(Gain) loss on sale of property and equipment	12	(2)	(745)	1
Covenant amortization	6	10	29	79

(Loss) income from operations	(1,058)	(5,445)	(10,999)	3,723
Interest income (expense), net	(1,387)	(270)	(2,836)	(1,359)
Other income	838	8	881	31

(Loss) income before income taxes	(1,607)	(5,707)	(12,954)	2,395
Income taxes benefit (provision)	309	2,465	5,075	(938)

Net (loss) income	(1,298)	(3,242)	(7,879)	1,457

Net (loss) income available for common shareholders	$(1,298)	$(3,242)	$(8,100)	$1,450

Basic (loss) earnings per common share	$(0.09)	$(0.24)	$(0.58)	$0.11

Basic weighted-average shares outstanding	14,300	13,746	13,949	13,708

Diluted (loss) earnings per common share	$(0.09)	$(0.24)	$(0.58)	$0.10

Diluted weighted-average shares outstanding	14,300	13,746	13,949	14,122

	Year Ended December 31,
	2004	2003
Selected Operating Data:
Gross margin	1.5%	7.5%
Operating margin	(5.9)%	2.3%
Backlog at period end	$172,000	$115,000

	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$11,799,000	$1,122,000
Contracts receivable, less allowance for contract adjustments of $1,526,000 in 2004 and $1,062,000 in 2003	38,177,000	27,425,000
Costs and estimated earnings in excess of billings on contracts	11,019,000	9,535,000
Inventories	13,603,000	6,841,000
Due from affiliates	—	1,867,000
Prepaid assets	1,352,000	2,347,000
Income tax receivable	4,231,000	1,252,000
Deferred tax assets	4,758,000	2,875,000
Other current assets	586,000	1,404,000

Total current assets	85,525,000	54,668,000

Property and equipment, net	15,511,000	17,397,000
Restricted cash	10,000,000	—
Goodwill	71,903,000	71,903,000
Covenants not to compete, net	29,000	58,000
Debt issuance costs, net	2,068,000	968,000
Deferred tax assets	209,000	112,000
Other assets	613,000	456,000

	$185,858,000	$145,562,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,284,000	$6,320,000
Accrued compensation	3,214,000	2,865,000
Accrued insurance expense	4,402,000	3,218,000
Other accrued liabilities	9,885,000	3,568,000
Billings in excess of costs and estimated earnings on contracts	3,822,000	3,817,000
Current revolving credit line	16,900,000	7,400,000
Current maturities of long-term debt	5,000,000	6,000,000

Total current liabilities	63,507,000	33,188,000

Net long-term debt, excluding current portion	19,756,000	6,000,000

Total liabilities	83,263,000	39,188,000

Shareholders’ equity:
Series A preferred stock, $.01 par. Authorized 5,000,000 shares; no shares issued and outstanding in 2004 and 2003	—	—
Common stock, $.01 par. Authorized 25,000,000 shares; issued and outstanding 14,479,082 and 13,746,399 in 2004 and 2003, respectively	145,000	137,000
Additional paid-in capital	83,575,000	79,262,000
Retained earnings	18,875,000	26,975,000

Total shareholders’ equity	102,595,000	106,374,000

	$185,858,000	$145,562,000